Exhibit 3.23

MILLERCOORS HOLDINGS LLC

OPERATING AGREEMENT

The undersigned the sole member of MillerCoors Holdings LLC, a Colorado limited liability company (the “Company”), hereby declares the following writing and any amendments thereto to be the operating agreement of the Company within the meaning of the Colorado Act (as defined below) effective as of May 19, 2016:

ARTICLE I

Defined Terms

SECTION 1.01. Definitions.  Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

“Additional Member” shall have the meaning set forth in Section 3.01(b).

“Additional Membership Interests” shall mean any Membership Interests that are acquired after the initial capital contribution made by the Initial Member.

“Adoption Agreement” shall have the meaning set forth in Section 5.02.

“Agreement” shall mean this Operating Agreement of the Company as originally executed and as amended from time to time.

“Articles of Organization” shall mean the Articles of Organization of the Company filed with the Colorado Secretary of State on May 19, 2016 and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Colorado pursuant to the Colorado Act.

“Authorized Officers” shall have the meaning set forth in Section 4.04.

“Board of Managers” shall have the meaning set forth in Section 4.01.

“Business Day” shall mean any day other than (a) a Saturday or Sunday and (b) any day on which banks located in New York City are authorized or required by applicable law to be closed for the conduct of regular banking business.

“Capital Account” means the capital account maintained for a Member in accordance with the provisions of Regulations section 1.704-1(b)(2)(iv).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Colorado Act” means the Colorado Limited Liability Company Act, as amended from time to time.

“Covered Person” shall have the meaning set forth in Section 4.05(a).

“Company” shall have the meaning set forth in the preamble hereof.

“Distributions” shall mean distributions of cash or other property made by the Company with respect to the Membership Interests.

“ERISA” shall mean Employee Retirement Income Security Act of 1974, as amended from time to time.

“Indemnitee” shall have the meaning set forth in Section 4.05(c)(i).

“Initial Member” means Molson Coors Brewing Company, a Delaware corporation.

“Manager” means a member of the Board of Managers.

“Members” means the Initial Member and all Additional Members, if any, until such Initial Member or Additional Members, as applicable, ceases to be a Member of the Company in accordance with the terms of this Agreement.

“Membership Interest” shall mean a unit of limited liability company interest in the Company.

“Percentage Interest” of any Member shall mean the quotient of the number of Membership Interests held by such Member divided by the total number of outstanding Membership Interests multiplied by 100, as set forth from time to time on Schedule A.

“Person” shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

“Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Transfer” shall mean any sale, assignment, gift, conveyance, exchange or transfer (including by operation of law), except any mortgage, pledge, grant, hypothecation or other transfer as security or encumbrance.

SECTION 1.02.           Terms and Usage Generally.   All references herein to an “Article”, “Section” or “Schedule” shall refer to an Article or a Section of, or a Schedule to, this Agreement.   Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereto”, “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise stated or defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent in writing and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

ARTICLE II

General Matters

SECTION 2.01.           Formation.

(a)                                         On May 19, 2016, the Initial Member with its mailing address at 1801 California Street, Suite 4600, Denver, Colorado 80202, organized the Company as a Colorado limited liability company by executing and delivering the Articles of Organization to the Secretary of State of the State of Colorado in accordance with and pursuant to the Colorado Act. The Company and the Initial Member hereby forever discharge the organizer, and the organizer shall be indemnified by the Company and the Members, from and against any expense or liability actually incurred by the organizer by reason of having been the organizer of the Company.

(b)                                 Each Authorized Officer of the Company designated by the Board of Managers pursuant to Section 4.04 is hereby authorized to execute, deliver and file, or cause the execution, delivery and filing of, all certificates, notices or other instruments (and any amendments and/or restatements thereof) required or permitted by the Colorado Act to be filed in the office of the Secretary of State of the State of Colorado and any other certificates, notices or other instruments (and any amendments or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

SECTION 2.02.           Name.   The name of the Company is “MillerCoors Holdings LLC”. Without obtaining the consent of the Members, the Board of Managers may change the name of the Company from time to time in its sole discretion by taking such actions as are required by the Colorado Act.

SECTION 2.03.           Term.   The Company shall have perpetual existence and shall continue until dissolved in accordance with this Agreement.

SECTION 2.04.           Registered Agent and Registered Office.   The Company’s initial registered office address and the name of the registered agent at such address shall be as set forth in the Articles of Organization. Such registered agent and such registered office may be changed from time to time by the Board of Managers.

SECTION 2.05.           Principal Place of Business.   As of the date of this Agreement, the principal place of business of the Company is located at 1801 California Street, Suite 4600, Denver, Colorado 80202. The principal office may be changed from time to time by making an appropriate filing regarding such change of the address of the principal office with the Secretary of State of the State of Colorado pursuant to the Colorado Act. The Company may locate its places of business at any other place or places as the Board of Managers may from time to time deem advisable.

SECTION 2.06.           Purposes and Powers.

(a)                                 The Company is formed for the objective and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any act or activity for which limited liability companies may be formed under the Colorado Act.

(b)                                 Subject to all of the terms, covenants, conditions and limitations contained in this Agreement, the Company has full power and authority to do any and all acts and things necessary, appropriate, proper, advisable, desirable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company, including, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and provide guarantees in connection with a borrowing by or other transaction involving an entity in which the Company has a direct or indirect interest.

SECTION 2.07.           Books and Records.   At all times during the continuance of the Company, the Company shall maintain or cause to be maintained proper and complete books and records in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in the detail and completeness customary and usual for businesses of the type engaged in by the Company.

ARTICLE III

Members

SECTION 3.01.           Members.

(a)                                         No Person shall be admitted as a Member and no Additional Membership Interests shall be issued by the Company except as expressly provided in this Agreement.

(b)                                 A Person shall only be admitted as a Member (such Person, an “Additional Member”) if such Person is (i) Transferred any Membership Interests in accordance with Article VII or (ii) issued any Membership Interests in accordance with Section 5.02.

(c)                                  The name and mailing address of each Member, its Percentage Interest and the number of Membership Interests held by such Member shall be listed on Schedule A.  The Authorized Officers, or any of them, shall update Schedule A from time to time as necessary to accurately reflect changes in the Membership Interest and Percentage Interest of any Member to reflect the consummation of any action taken in accordance with this Agreement. Any update to Schedule A made to reflect an action taken in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as updated and in effect from time to time. The Company shall provide the Members with update of Schedule A (including any subsequent updates thereto) within three Business Days of making such update.

SECTION 3.02.           Powers of Members.   The Members are not agents of the Company and shall not have the authority to transact any business in the Company’s name or bind the Company by virtue of their status as Members.

SECTION 3.03.           Membership Interests.

(a)                                 The Membership Interests shall for all purposes be personal property in accordance with the Colorado Act. No holder of a Membership Interest or Member shall have any interest in specific Company assets, including any assets contributed to the Company by such Member as part of any capital contribution. Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s property.

(b)                                 Each Membership Interest shall have the same rights and privileges and shall rank equally and be identical in all respects as to all matters. Membership Interests may be divided into partial Membership Interests and shall constitute one class. Subject to the authority of the

Board of Managers as set forth in this Agreement, each Membership Interest shall represent a right to Distributions, in each case, in accordance with this Agreement and the Colorado Act.

(c)                                          All Membership Interests may be evidenced by certificates in accordance with the Colorado Act as determined and in such form approved by the Board of Managers.

SECTION 3.04.           Meetings of and Action by Members.

(a)                                 The Members shall vote together as a single class on all matters on which they are specifically entitled to vote pursuant to this Agreement, and each Member shall be entitled to one vote for each Membership Interest held by such Member (and a partial vote for any partial Membership Interest).

(b)                                 The Company shall provide written notice to all Members of any meeting at which a vote will be held at least three Business Days prior thereto, which notice shall specify the place, date and time of the meeting and the general nature of the business to be transacted.

(c)                                  At any meeting of the Members, the presence, in person or by proxy, of Members holding a majority of the outstanding Membership Interests shall constitute a quorum. If a quorum is present, the affirmative vote of the Members holding a majority of the outstanding Membership Interests present or represented at such meeting shall constitute an action of the Members, unless this Agreement specifically requires a higher threshold.

(d)                                 Any action permitted or required to be taken by the Members may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by Members holding sufficient Membership Interests to take such action at a meeting at which all of the Members were present. Action taken under this Section 3.04(d) is effective when such Members have signed or authenticated the consent unless the consent specifies a different date. Within 10 Business Days of taking of action by Members without a meeting by less than unanimous written consent, the Company shall provide written notice of the taking of such action to those Members who have not consented in writing to the taking of such action, which notice shall describe the actions taken in reasonable detail.

(e)                                  Members may participate in any meeting through the use of any means of conference  telephones  or  similar  communications  equipment  as  long  as  all  Members participating can hear one another. A Member so participating is deemed to be present in person at the meeting.

SECTION 3.05.           Liability of Members.   Except to the extent provided in the Colorado Act, none of the Members shall have any personal liability for the debts, obligations or liabilities of the Company.

ARTICLE IV

Governance

SECTION 4.01. Board of Managers.   Management of the Company shall be vested in its board of managers (the “Board of Managers”) designated by the Members from time to time in accordance with Section 3.04. The Board of Managers shall consist of three persons, which number may be increased or decreased, by the Members.  The Board of Managers shall have exclusive rights and responsibilities to direct the business of the Company, and shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein. The initial Board of Managers, designated by the Initial Member, is as follows:

Mark R. Hunter

Mauricio Restrepo

Samuel D. Walker

SECTION 4.02.           Meetings of and Action by Board of Managers.

(a)                                         Each Manager shall be entitled to one vote and may call meetings of the Board of Managers from time to time.

(b)                                 The Managers calling a meeting shall provide written notice to all other Managers of such meeting at least three Business Days prior thereto, which notice shall specify the place, date and time of the meeting and the general nature of the business to be transacted.

(c)                                  At any meeting of the Managers, the presence, in person or by proxy, of a majority of all Managers shall constitute a quorum.  The affirmative vote of a majority of all Managers shall constitute an action of the Managers, unless this Agreement specifically requires a higher threshold.

(d)                                 Any action permitted or required to be taken by the Board of Managers may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by a majority of all Managers. Action taken under this Section 4.02(d) is effective when such Managers have signed or authenticated the consent unless the consent specifies a different date.

(e)                                  Managers may participate in any meeting through the use of any means of conference telephones  or similar communications  equipment  as  long  as  all  Managers participating can hear one another. A Manager so participating is deemed to be present in person at the meeting.

SECTION 4.03.           Liability of Managers.   Except to the extent provided in the Colorado Act, none of the Managers shall have any personal liability for the debts, obligations or liabilities of the Company.

SECTION 4.04.           Authorized Officers.   The Board of Managers may from time to time designate (and subsequently remove) individuals to act on behalf of the Company as “officers” or “agents” of the Company within the meaning of the Colorado Act to conduct the day-to-day management of the Company with such general or specific authority to act on behalf of the Company as the Board of Managers may specify. The initial officers of the Company authorized to conduct day to day management of the Company (the “Authorized Officers”) are as follows:

Mark R. Hunter	President and Chief Executive Officer
Mauricio Restrepo	Chief Financial Officer
Samuel D. Walker	Chief Legal Officer
Michael J. Rumley	Vice President, Treasurer
Mark Saks	Vice President, Tax
E. Lee Reichert	Secretary
Eric Gunning	Assistant Secretary
Naomi Baez Amos	Assistant Secretary
Kathleen Kirchner	Assistant Secretary

Each of the Authorized Officers is authorized and empowered to effect transactions for the Company, and each Authorized Officer has the full power to execute and deliver, for and on behalf of and in the name of the Company, any instrument requiring the signature of an officer of the Company.

SECTION 4.05.           Indemnification.

(a)                                 To the fullest extent permitted by applicable law, no Member, Manager or officer of the Company (collectively, the “Covered Persons”), shall have any fiduciary duty to the Company or the Members (or any other Person bound by this Agreement) by reason of this Agreement in its capacity as a Covered Person, except that a Covered Person shall be subject to the implied contractual covenant of good faith and fair dealing and the terms of this Agreement. Each Covered Person shall carry out such Person’s management duties, if any, in good faith and in a manner such Covered Person reasonably believes to be in or not opposed to the best interests of the Company. Each Covered Person shall devote such time to the business of the Company as such Covered Person, in such Covered Person’s sole discretion, deems necessary for the efficient carrying on of the Company’s business. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in any other investments or activities of the other Members.

(b)                                 A Covered Person shall not be liable to the Company or to any Member for any act or failure to act or for any errors of judgment, except for willful misconduct or gross negligence.  The Company shall indemnify and hold harmless each Covered Person and such Covered Person’s agents and employees against and from any personal loss, liability or damage incurred as a result of any act or omission, or any error of judgment, unless such loss, liability or damage results from such Person’s willful misconduct or gross negligence.  Any such indemnification shall be paid only from the assets of the Company, and no Member or third party shall have recourse against the personal assets of any Member for such indemnification. In establishing it met the applicable standard of care, a Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters which such Covered Person reasonably believes are within such Person’s professional or expert competence.

(c) (i)                    Each Covered Person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was a Member, Manager or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Member, Manager, director, officer, employee or agent or in any other capacity while serving as a Member, Manager, director, officer, employee or agent, shall be indemnified and held harmless by the Company if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such Indemnitee in connection therewith;

provided, however, that except as provided in Section 4.05(e) with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Managers. In addition, no Covered Person shall be entitled to be indemnified if any such expense, liability or loss was caused by a breach by such Person of the covenants and express obligations set forth in this Agreement.

(ii)                    The Company shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Indemnitee is or was an Indemnitee, against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such action or suit if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(d)                                 The right to indemnification conferred in Sections 4.05(c) (i) and (ii) shall include the right to be paid by the Company the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that an advancement of expenses incurred by an Indemnitee shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section 4.05(d) or otherwise.  Such undertaking shall be an unlimited, unsecured general obligation of an Indemnitee, and shall be accepted without reference to such Indemnitee’s ability to make repayment. The rights to indemnification and to the advancement of expenses conferred in Sections 4.05(c) (i) and (ii) and this Section 4.05(d) shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to fall within the definition of “Indemnitee” and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any repeal or modification of any of the provisions of this Section 4.05 shall not adversely affect any right or protection of an Indemnitee existing at the time of such repeal or modification.

(e)                                  If a claim under Sections 4.05(c) (i) and (ii) or 4.05(d) is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met the applicable standard for indemnification set forth in Sections 4.05(c) (i) and (ii) and 4.05(d). Neither the failure of the Company (including its Board of Managers, independent legal counsel, or its Members) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the standard of conduct for entitlement to indemnification, nor an actual determination by the Company (including its Board of Managers, independent legal counsel, or its Members) that the Indemnitee has not met the standard of conduct for entitlement to indemnification, shall create a presumption that the Indemnitee has not met such standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 4.05 or otherwise shall be on the Company. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a Covered Person or officer acted in such a manner as to make him or her ineligible for indemnification.

(f)                                   The rights to indemnification and to the advancement of expenses conferred in this Section 4.05 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, this Agreement, any other agreement or otherwise. However, no Person shall be entitled to indemnification by the Company by virtue of the fact that such Person is actually indemnified by another entity, including an insurer.

(g)                                  The Company may maintain insurance, at its expense, to protect itself and any Member, Manager, officer, employee or agent of the Company or another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under the Colorado Act.

(h)                                 The Company may, to the extent authorized from time to time by the Board of Managers, grant rights to indemnification and to the advancement of expenses to any person or entity not mandatorily entitled to indemnification under this Section 4.05 and grant rights to indemnification and to the advancement of expenses in addition to those granted in this Section 4.05 to any person or entity mandatorily entitled to indemnification under this Section 4.05.

ARTICLE V

Capital Contributions; New Issuances

SECTION 5.01.           Initial Capital Contributions.   The Initial Member has made an initial capital contribution to the Company in exchange for the issuance by the Company of Membership Interests to the Initial Member as set forth on Schedule A.

SECTION 5.02.           New Issuances of Equity Capital.   Subject to the terms of this Agreement, the Board of Managers may determine the form, timing and terms of any new issuance of equity capital (including Membership Interests) of the Company to any Person. Any such Person shall be required to become a party to this Agreement as a Member, and shall have all the rights and obligations of a Member hereunder, by executing an agreement to be bound by the terms and subject to the conditions of this Agreement in such form that is satisfactory to the Board of Managers (an “Adoption Agreement”).

SECTION 5.03.           Return of Capital Contributions.   Capital contributions shall be expended in furtherance of the business of the Company.  All costs and expenses of the Company shall be paid from its funds. No interest shall be paid on capital contributions. No Member shall have personal liability for the repayment of any capital contribution to another Member.

ARTICLE VI

Distributions; Withholding

SECTION 6.01.           Distributions.   Subject to the Colorado Act and other applicable law, the Board of Managers may declare Distributions to the Members in proportion to their respective Percentage Interest, at such times as the Board of Managers deems appropriate, in its sole discretion.

SECTION 6.02.           Withholding.   Notwithstanding anything in this Agreement to the contrary, the Company is authorized to take any and all actions that are necessary or appropriate to ensure that the Company satisfies any and all withholding and tax payment obligations under Sections 1441, 1442, 1445 or any other provision of the Code or other applicable law. Without limiting the generality of the foregoing, the Company may withhold any amount that it determines is required by law to be withheld from Distributions to any Member. Any such withheld amounts shall be timely paid over to the appropriate taxing authority. Each Member will timely provide any certification or file any agreement that is required by any taxing authority in order to avoid any withholding obligation that would otherwise be imposed on the Company, and shall indemnify the Company for any withholding tax liability imposed on the Company with respect to such Member, except for any penalties or interest resulting from the Company’s negligent failure to withhold or pay over amounts withheld.

ARTICLE VII

Transfer of Membership Interests

SECTION 7.01.           Transfer of Membership Interests Generally.   A Member may not, directly or indirectly, Transfer any Membership Interests held by such Member without the written consent of the Board of Managers. To the fullest extent permitted by applicable law, any purported Transfer of Membership Interests in breach of this Agreement shall be null and void, and neither the Company nor the Board of Managers shall recognize the same, whether for the purpose of making Distributions or otherwise.  Any Member who Transfers or attempts to Transfer any Membership Interests except in compliance herewith shall be liable to, and shall indemnify and hold harmless, the Company and the other Members for all costs, expenses, damages and other liabilities resulting therefrom.

SECTION 7.02.           Effect of Permitted Transfer.   Any Transfer of a Membership Interest that complies with this Agreement shall be effective to assign the right to become a Member, and, without the need for any action or consent of any other Person, a transferee of such Membership Interest shall automatically be admitted as a Member upon execution of an Adoption Agreement. As a condition to the Company’s obligation to effect a Transfer permitted hereunder, any transferee of Membership Interests shall be required to become a party to this

Agreement as a Member, and shall have all the rights and obligations of a Member hereunder, upon executing an Adoption Agreement.

SECTION 7.03.           Securities Law Matters.   Each Member understands that the Company has not registered the Membership Interests under any United States Federal or state securities or blue sky laws. No Member shall Transfer any Membership Interest at any time if such action would constitute a violation of any United States Federal or state securities or blue sky laws or a breach of the conditions to any exemption from registration of the Membership Interests under any such laws or a breach of any undertaking or agreement of a Member entered into pursuant to such laws or in connection with obtaining an exemption thereunder, and the Company shall not Transfer upon its books any Membership Interests unless prior thereto the Company has received, or the Members have waived, in writing the requirement that the Company receive, an opinion of counsel in form and substance reasonably satisfactory to the Company that such transaction is in compliance with this Section 7.03. Any certificate representing a Membership Interest shall bear appropriate legends restricting the sale or other Transfer of such Membership Interest in accordance with applicable United States Federal or state securities or blue sky laws and in accordance with the provisions of this Agreement.

ARTICLE VIII

Certain Other Matters

SECTION 8.01.           Conversion of the Company to a Corporation.   Without the need for any action or consent of any Member, the Board of Managers shall have the right to authorize the conversion of the legal form of the Company to a corporation in accordance with the Colorado Act. In connection with any such conversion, the Members will be entitled to receive common stock of the Company in exchange for their Membership Interests in the same proportions as their respective Membership Interests immediately prior to such conversion. The Board of Managers and the Company intend any conversion of the Company to a corporation under the Colorado Act to qualify as a reorganization under Section 368(a)(1)(F) of the Code or as an organization under Section 351 of the Code, as determined by the Board of Managers. Neither the Company nor any Member shall take any position inconsistent with such characterization on any return or filing or otherwise with any taxing authority unless otherwise required by applicable law.

SECTION 8.02.           Dissolution.   The Company shall dissolve upon the first to occur of the following: (a) the approval of the Members then holding a majority of the outstanding Membership Interests to dissolve the Company; (b) at any time there are no Members unless the Company is continued without dissolution in accordance with the Colorado Act; and (c) the entry of a decree of dissolution under the Colorado Act. The Company shall terminate when its business and affairs are wound up and liquidated, including payment of or due provision for all debts, liabilities and obligations of the Company and payment of distributions to the Members in the manner provided for in Section 8.03.

SECTION 8.03.           Liquidation.

(a)                                 Following dissolution pursuant to Section 8.02, all the business and affairs of the Company shall be liquidated and wound up. The Board of Managers shall act as liquidating trustee and wind up the affairs of the Company pursuant to this Agreement.

(b)                                 The proceeds of the liquidation of the Company will be distributed (i) first, to creditors of the Company (including Members who are creditors), to the extent otherwise permitted by law in satisfaction of all the Company’s debts and liabilities (whether by payment or by making reasonable provision for payment thereof), and (ii) second, to each Member in accordance with their respective Percentage Interests or Capital Account balances, as determined by the Board of Managers.

SECTION 8.05.           Resignation.   Other than through a Transfer in accordance with this Agreement of all its Membership Interests, a Member may not resign from the Company.

SECTION 8.06.           Tax Matters.   If required by the Code, the Board of Managers from time to time shall appoint a person (who shall be a Member) to act as the “tax matters partner” pursuant to section 6231(a) of the Code. The Initial Member is hereby designated as the initial tax matters partner for the Company. The tax matters partner is authorized to perform, on behalf of the Company or any Member, any act that may be necessary to make this designation effective.

ARTICLE IX

Miscellaneous

SECTION 9.01.           Notices.   All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise delivered by hand or by messenger addressed:

(a)                                 if given to the Company, to the following address:

MillerCoors Holdings LLC

1801 California Street, Suite 4600

Denver, Colorado 80202

Attn: E. Lee Reichert, Secretary

(b)                                 if given to any Member, to the Person and at the address (and, if applicable, fax number) set forth opposite its name on Schedule A, or at such other address (and, if applicable, fax number) as such Member may hereafter designate by written notice to the Company.

All such notices shall be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by confirmed facsimile, (ii) on the delivery date if delivered personally to the party to whom the same is directed, (iii) one Business Day after deposit with a commercial overnight carrier, with written verification of receipt, or (iv) five Business Days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available addressed to the receiving party as specified on the signature page of this Agreement. Changes of the Person to receive notices or the place of notification shall be effectuated pursuant to a notice given under this Section 9.01.

SECTION 9.02.           Failure to Pursue Remedies.   The failure of any party to seek redress for breach of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a breach, from having the effect of an original breach.

SECTION 9.03.           Cumulative Remedies.   The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

SECTION 9.04.           Parties in Interest.   This Agreement shall be binding upon and inure to the benefit of all the parties hereto and their successors and permitted assigns, and their legal representatives. No Member may assign this Agreement or any of its rights, interests or obligations in connection with a Transfer of Membership Interests hereunder except to the extent such rights, interests and obligations relate to Membership Interests and the Transfer of such Membership Interests is provided for or contemplated herein.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Members, their respective permitted successors or assigns and the Managers any rights or remedies under or by reason of this Agreement.

SECTION 9.05.           Headings.   The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

SECTION 9.06.           Severability.   The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

SECTION 9.07.           Counterparts.   This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

SECTION 9.08.           Entire Agreement.   This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 9.09.           Governing Law.   This Agreement and the rights of the parties hereto shall be interpreted in accordance with the laws of the State of Colorado, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Colorado Act, the provisions of this Agreement shall control and take precedence.

SECTION 9.10.           Confidentiality.   Each Member expressly acknowledges that such Member may receive confidential and proprietary information relating to the Company, including information relating to the Company’s financial condition and business plans, and that the disclosure of such confidential information to a third party would cause irreparable injury to the Company. Except with the prior written consent of the Company, no Member shall disclose any such information to a third party and each Member shall use reasonable efforts to preserve the confidentiality of such information. The obligations of a Member under this Section 9.10 shall survive the termination of this Agreement or cessation of a Member’s status as a Member for a period of five years. Notwithstanding the foregoing, a Member shall not be bound by the confidentiality obligations in this Section 9.10 with respect to any information that is currently or becomes: (a) required to be disclosed by such Member pursuant to applicable law, including federal or state securities laws, or a domestic national securities exchange rule (but, in each case, only to the extent of such requirement); (b) required to be disclosed in order to protect such Member’s interest in the Company or enforce such Member’s rights under this Agreement (but, in each case, only to the extent of such requirement and only after consultation with the Company); (c) publicly known or available in the absence of any improper or unlawful action on the part of such Member; or (d) known or available to such Member via legitimate means other than through or on behalf of the Company or the other Members.

SECTION 9.11.           Amendments.   This Agreement may be amended and provisions of this Agreement may be waived from time to time by an instrument in writing signed by the Members holding a majority of the outstanding Membership Interests.

(signature page follows)

IN WITNESS WHEREOF, the undersigned has executed this Agreement effective as of the date first stated above.

INITIAL MEMBER:

MOLSON COORS BREWING COMPANY

			By:	/s/ E. Lee Reichert
			Name:	E. Lee Reichert
			Title:	Deputy General Counsel and Secretary

State of Colorado	)
	)	ss
County of Denver	)

On this 19th day of May, 2016, E. Lee Reichert, Deputy General Counsel and Secretary of Molson Coors Brewing Company, personally appeared before me, Kathleen M. Kirchner, a notary public in and for the County of Denver, State of Colorado and acknowledged that he executed this Operating Agreement for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

KATHLEEN M.KIRCHNER	/s/ Kathleen M. Kirchner
NOTARY PUBLIC	Kathleen M. Kirchner
STATE OF COLORADO	Notary Public
My Commission Expires May 31, 2016	My Commission Expires: May 31, 2016

SCHEDULE A

Member Name and Address	Initial Capital Contribution	Membership Interest	Percentage Interest
Molson Coors Brewing Company 1801 California Street, Suite 4600 Denver, Colorado 80202	$10,000.00	100	100%